Exhibit 99.2

Item 6.	SELECTED FINANCIAL DATA

	Successor (a)			Predecessor (a)
	December 31,			December 31,
	2009	2008	2007	2006	2005
	(millions of dollars, except ratios)

Total assets – end of year	$5,577	$5,363	$7,732	$2,975	$2,935

Capitalization – end of year
Long-term debt (b)	$2,513	$2,250	$2,250	$—	$—
Membership interests	3,010	3,069	5,439	2,975	2,935

Total	$5,523	$5,319	$7,689	$2,975	$2,935

Capitalization ratios – end of year
Long-term debt (b)	45.5%	42.3%	29.3%	—	—
Membership interests	54.5	57.7	70.7	100.0	100.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

	Successor (a)			Predecessor (a)
			Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007
	Year Ended				Year Ended
	December 31,				December 31,
	2009	2008			2006	2005
	(millions of dollars, except ratios)

Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	$(275)	$(260)	$(68)	$—	$—	$—
Equity in earnings (losses) of unconsolidated subsidiary (net of tax) (c)	$256	$(323)	$64	$263	$344	$351
Net income (loss)	$74	$(495)	$19	$263	$344	$351

Ratio of earnings to fixed charges (d)	—	1.27	—	—	—	—

Embedded interest cost on long-term debt – end of period (e)	11.4%	11.6%	11.6%	—	—	—

(a)	The Predecessor reflects Oncor accounted for under the equity method; Intermediate Holding and Oncor Holdings were formed at the time of the Merger. The consolidated financial statements of the Successor reflect the application of purchase accounting.
(b)	Reflects push down of EFH Corp. (parent) debt due to Intermediate Holding’s guarantee of the debt.
(c)	Amount in 2008 includes the effect of Oncor’s $860 million goodwill impairment charge.
(d)	Fixed charges exceeded earnings (net loss) by $59 million and $68 million for the year ended December 31, 2009 and the period from October 11, 2007 through December 31, 2007, respectively. There were no fixed charges for the predecessor periods.
(e)	Represents the annual interest and amortization of any discounts, premiums, issuance costs and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs and gains/losses on reacquisitions at the end of the year and excludes advances from affiliates.

Quarterly Information (unaudited)

Results of operations by quarter are summarized below. In the opinion of Intermediate Holding, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(millions of dollars)

2009:
Loss before income taxes and equity in earnings of unconsolidated subsidiary	$(69)	$(69)	$(69)	$(68)
Equity in earnings of unconsolidated subsidiary (net of tax)	47	66	105	38
Net income (loss)	1	20	59	(6)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (a)
	(millions of dollars)

2008:
Loss before income taxes and equity in earnings of unconsolidated subsidiary	$(66)	$(66)	$(63)	$(65)
Equity in earnings (losses) of unconsolidated subsidiary (net of tax)	85	85	139	(632)
Net income (loss)	41	41	96	(673)

(a)	Equity in earnings (losses) of unconsolidated subsidiary (net of tax) includes the effects of Oncor’s $860 million goodwill impairment charge.

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